Exhibit 4.1

FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

By and Among

908 Devices Inc.

Other Stockholders
as defined herein

and

the Investors
as defined herein

Dated as of April 11, 2019

- ii -

FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of April 11, 2019, by and among 908 Devices Inc., a Delaware corporation (the “Company”), the individuals identified on Schedule A hereto as Other Stockholders (collectively, the “Other Stockholders,” and each individually, an “Other Stockholder”), the Persons identified on Schedule A hereto as the Investors (each, an “Investor” and collectively, the “Investors”) and any other stockholder or option holder who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A. The Other Stockholders and the Investors are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

WHEREAS, on the date hereof, the Investors are purchasing shares of Series E Preferred Stock pursuant to that certain Series E Preferred Stock Purchase Agreement dated as of the date hereof among the Company and certain Investors (the “Purchase Agreement”) and other related agreements;

WHEREAS, the Other Stockholders hold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, the Company, certain Investors and the Other Stockholders have previously entered into that certain Third Amended and Restated Stockholders Agreement dated as of March 2, 2017 (the “Prior Agreement”);

WHEREAS, it is a condition to the obligations of the Investors under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and be bound by the provisions hereof; and

WHEREAS, to induce certain Investors to enter into the Purchase Agreement and purchase shares of Series E Preferred Stock thereunder, the Company, the Investors and the Other Stockholders have agreed to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights created under the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1                       Construction of Terms. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

Section 1.2                       Terms Not Defined. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

Section 1.3                       Number of Shares of Stock. Whenever any provision of this Agreement calls for any calculation based on a number of shares of capital stock issued and outstanding or held by a Stockholder, the number of shares deemed to be issued and outstanding or held by that Stockholder, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by the Stockholder, as applicable, plus, without duplication, the total number of shares of Common Stock issuable upon the conversion of any Preferred Stock then issued and outstanding, owned by such Stockholder, as applicable.

Section 1.4                       Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

An “Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, SAEV Guernsey Holdings Limited is an Affiliate of SAEV for purposes of this Agreement.

“ARCH” means ARCH Venture Fund VII, L.P.

“Board of Directors” means the Board of Directors of the Company.

“Charter” means Company’s Fifth Amended and Restated Certificate of Incorporation in effect as of the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Cormorant” means, collectively, Cormorant Private Healthcare Fund I, LP, Cormorant Global Healthcare Master Fund, LP and CRMA SPV, L.P.

“Equity Incentive Plan” means the Company’s 2012 Stock Option and Grant Plan, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founders” means each of Christopher Brown, Kevin Knopp and J. Michael Ramsey.

“Investors” has the meaning given to such term in the preamble to this Agreement. For the avoidance of doubt, an Investor holding shares of Preferred Stock and Common Stock shall be deemed to be (i) an Investor solely with respect to the shares of Preferred Stock and shares of Common Stock acquired upon conversion of shares of Preferred Stock held by such Person, and (ii) an Other Stockholder with respect to the shares of Common Stock (other than shares of Common Stock acquired upon conversion of Preferred Stock) held by such Person.

“Majority Interest” means, as of any time, the Investors holding a majority of the then outstanding shares of Preferred Stock held by all of the Investors, calculated in accordance with Section 1.3 hereof.

“Northpond” means Northpond Ventures, LP.

“Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

“Preferred Stock” means the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock, together with any shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“QPO” has the meaning set forth in the Charter.

“Razor’s Edge” means, collectively, Razor’s Edge Fund, LP, RE Sidecar 4, LLC and Yodabyte Investments, LLC.

“SAEV” means Saudi Aramco Energy Ventures, LLC.

“Schlumberger” means Schlumberger Technology Corporation.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.001 per share, of the Company.

“Shares” means, at any time, shares of (i) Common Stock, (ii) Preferred Stock, and (iii) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization). At all times, the number of Shares deemed issued and outstanding or held or to be voted by any Stockholder shall be calculated in accordance with Section 1.3.

“TAO Invest” means TAO Invest LLC.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

“UTEC” means UTEC 2 L.P.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Section 2.1                      Representations and Warranties of the Investors. Each of the Investors, individually and not jointly, hereby represents, warrants and covenants to the Company and the Other Stockholders as follows: (a) such Investor has full authority and power under its charter, by-laws, governing partnership agreement or comparable document (if applicable) to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Investor enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Investor of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Investor, or require such Investor to obtain any approval, consent or waiver of, or to make any filing with, any person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Investor is a party or by which the property of such Investor is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Investor.

Section 2.2                      Representations and Warranties of the Other Stockholders. Each of the Other Stockholders, individually and not jointly, hereby represents, warrants and covenants to the Company and the Investors as follows: (a) such Other Stockholder has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Other Stockholder enforceable against him in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Other Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Other Stockholder, or require such Other Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Other Stockholder is a party or by which the property of such Other Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Other Stockholder.

Section 2.3                      Representations, Warranties and Covenants of Designating Investors. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

ARTICLE III - RESTRICTIONS ON TRANSFER; RIGHT OF REFUSAL; CO-SALE PROVISIONS

The following provisions of this Article III shall terminate immediately upon, and shall not apply with respect to, a QPO.

Section 3.1                     Restrictions on Transfer. Each Other Stockholder agrees that such Other Stockholder will not, without the prior written consent of a Majority Interest, Transfer all or any portion of the Shares now owned or hereafter acquired by such Other Stockholder, except in connection with, and strictly in compliance with the conditions of this Article III. No Stockholder shall be a party to any a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”) unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Charter in effect immediately prior to the Stock Sale (as if such transaction were a Liquidation Event (as such term is defined in the Charter)), unless the holders of at least a Majority Interest elect otherwise by written notice given to the Company at least 5 days prior to the effective date of any such transaction or series of related transactions.

Section 3.2                      Permitted Transfers. Notwithstanding anything herein to the contrary, the provisions of Sections 3.3 and 3.4 shall not apply to either of the Transfers listed below (each such transferee, a “Permitted Transferee”), provided that in each case the Transferee shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Other Stockholder, except that no further Transfer shall thereafter be permitted hereunder except in compliance with Sections 3.3 and 3.4:

(a)                Transfers by any Other Stockholder to the ancestors, spouse, or children of such Other Stockholder or to a trust or family limited partnership for the benefit of any of them; and

(b)                Transfers upon the death of any Other Stockholder to such Other Stockholder’s heirs, executors or administrators or to a trust under such Other Stockholder’s will, or Transfers between such Other Stockholder and such Other Stockholder’s guardian or conservator.

Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by (i) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or (ii) by Transferring the securities of any entity holding Shares directly or indirectly. Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section 3.2 to execute a Joinder Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Other Stockholder making such Transfer, whether or not they so agree in writing.

Section 3.3                     Prohibited Transferees. Notwithstanding the foregoing, no Stockholder shall Transfer to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company; or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier. Notwithstanding anything to the contrary herein SAEV may Transfer to SAEV Guernsey Holdings Limited and Schlumberger may Transfer to a U.S. Schlumberger Affiliate (provided that at the time of the proposed Transfer by SAEV or Schlumberger either (i) the transferee is not an entity which, in the determination of the Board of Directors, directly or indirectly competes with the Company, or (ii) the transferor represents in writing to the Company that the transferee is a non-operating entity) at any time without the prior consent of any Person by following the transfer procedures set forth in Section 3.2 above.

Section 3.4                      Right of First Refusal. In the event that any of the Other Stockholders entertains a bona fide offer to purchase all or any portion of the Shares (other than shares of Preferred Stock) held by such Other Stockholder (a “Transaction Offer”) from any other Person (a “Buyer”), such Other Stockholder (a “Transferring Stockholder”) may, subject to the provisions of Section 3.4 hereof, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.3:

(a)                Offer Notice. The Transferring Stockholder shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and each of the Investors and Founders of such Transferring Stockholder’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 3.3 and, if applicable, Section 3.4 (such notice, the “Offer Notice”). The Transferring Stockholder’s Offer Notice shall constitute an irrevocable offer to sell all but not less than all of the Shares which are the subject of the Transaction Offer (the “Offered Shares”) to the Company, the Investors and the Founders, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

(b)                Company Option. The Company shall have the first option to purchase all or a portion of the Offered Shares. At any time within twenty (20) days after receipt by the Company of the Offer Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to any or all of the Offered Shares and shall give written notice of such election (the “Company Acceptance Notice”) to the Transferring Stockholder within the Company Option Period, which notice shall indicate the number of Offered Shares that the Company is willing to purchase. The Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares covered by the Company Acceptance Notice. If the Company accepts the offer to purchase all of the Offered Shares, the closing for such purchase of the Offered Shares by the Company under this Section 3.4(b) shall take place within thirty (30) days following the expiration of the Company Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Stockholder and the Company. If the Company fails to purchase all of the Offered Shares by exercising its option under this Section 3.4(b) within the Company Option Period and such 30 day period, the Transferring Stockholder shall so notify the Investors and Founders promptly (the “Additional Offer Notice”), which Additional Offer Notice shall identify the Offered Shares that the Company has failed to purchase (the “Remaining Shares”). The Remaining Shares shall be subject to the options granted to the Investors and Founders pursuant to Section 3.4(c) below.

(c)                Investors’ and Founders’ Option. If the Company fails to purchase all of the Offered Shares under Section 3.4(b) above, at any time within thirty (30) days after receipt by the Investors and Founders of the Additional Offer Notice (the “Investor/Founder Option Period”), each Investor and Founder (other than the Transferring Stockholder, if applicable) may elect to accept the offer to purchase with respect to any or all of the Remaining Shares and shall give written notice of such election (the “Investor/Founder Acceptance Notice”) to the Transferring Stockholder and each Investor and Founder within the Investor/Founder Option Period, which notice shall indicate the maximum number of Shares that the Investor or Founder, as applicable, is willing to purchase, including the number of Remaining Shares it would purchase if one or more other Investors and Founders do not elect to purchase their Pro Rata Fractions (as defined in paragraph (d) below). The Investor/Founder Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Remaining Shares covered by the Investor/Founder Acceptance Notice. The closing for any purchase of Remaining Shares by the Investors and Founders under this Section 3.4(c) (along with the purchase by the Company of any Offered Shares under paragraph (b) above if the Company is purchasing less than all of the Offered Shares) shall take place within thirty (30) days following the expiration of the Investor/Founder Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Stockholder and such Investors. The Transferring Stockholder shall notify the Investors and Founders promptly if any Investor or Founder fails to offer to purchase all of its Pro Rata Fraction.

(d)                Allocation of Remaining Shares among Investors and Founders. Upon the expiration of the Investor/Founder Option Period, the number of Remaining Shares to be purchased by each Investor and Founder shall be determined as follows: (i) first, there shall be allocated to each Investor and Founder electing to purchase, a number of Remaining Shares equal to the lesser of (A) the number of Remaining Shares as to which such Investor or Founder, as applicable, accepted as set forth in its respective Investor/Founder Acceptance Notice or (B) such Investor’s or Founder’s Pro Rata Fraction of the Remaining Shares (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors who within the Investor/Founder Option Period delivered an Investor/Founder Acceptance Notice that set forth a number of Remaining Shares that exceeded their respective Pro Rata Fractions, in each case on a pro rata basis in proportion to the number of Shares held by each such Investor up to the amount of such excess. An Investor’s or Founder’s “Pro Rata Fraction” shall be equal to the product obtained by multiplying the total number of Remaining Shares by a fraction, the numerator of which is the total number of Shares owned by such Investor or Founder, and the denominator of which is the total number of Shares held by all Investors and Founders (other than the Transferring Stockholder, if applicable), in each case as of the date of the Offer Notice.

(e)                Valuation of Property. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Transferring Stockholder, the Company and a Majority Interest shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Company and/or the Investors or Founders, as the case may be, may effect their purchase under this Section 3.4 by payment of such fair market value in cash or cash equivalents.

(f)                 Sale to Third Party. In the event that the Company, the Investors and the Founders do not elect to exercise the rights to purchase under this Section 3.4 with respect to all of the Shares proposed to be sold, the Transferring Stockholder may sell any remaining Shares to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 3.5. Promptly after such Transfer, the Transferring Stockholder shall notify the Company, which in turn shall promptly notify all the Investors and Founders, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Majority Interest. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were an Other Stockholder. If the Transferring Stockholder’s sale to a Buyer is not consummated in accordance with the terms of the Offer Notice on or before sixty (60) calendar days after the latest of: (i) the expiration of the Company Option Period, (ii) the expiration of the Investor/Founder Option Period, (iii) the expiration of the Co-Sale Election Period set forth in Section 3.5 below, if applicable, and (iv) the satisfaction of all governmental approval or filing requirements, the Transaction Offer shall be deemed to lapse, and any Transfers of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Stockholder sends a new Offer Notice and once again complies with the provisions of this Section 3.4 with respect to such Transaction Offer.

(g)                Assignment of Rights The Company hereby irrevocably assigns to the Investors all rights of first refusal the Company may have pursuant to any agreement with any holder of equity securities of the Company with respect to any shares of Common Stock of the Company not purchased by the Company pursuant to such rights of first refusal, to be allocated among the Investors in accordance with this Section 3.4.

Section 3.5                       Co-Sale Option of Investors. In the event that the Company, the Investors and the Founders do not exercise their rights under Section 3.4 with respect to all of the Shares proposed to be so Transferred in connection with any Transaction Offer, the Transferring Stockholder may Transfer such Shares only pursuant to and in accordance with the following provisions of this Section 3.5:

(a)                Co-Sale Notice. As soon as practicable following the expiration of the Investor/Founder Option Period, and in no event later than five (5) days thereafter, the Transferring Stockholder shall provide notice to each of the Investors (the “Co-Sale Notice”) of its right to participate in the Transaction Offer on a pro rata basis with the Transferring Stockholder (the “Co-Sale Option”). To the extent one or more Investors exercise their Co-Sale Option in accordance with this Section 3.4, the number of Shares that the Transferring Stockholder may Transfer in the Transaction Offer shall be correspondingly reduced.

(b)                Investor Acceptance. Each of the Investors shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the “Co-Sale Acceptance Notice”) to the Transferring Stockholder within ten (10) days after receipt by such Investor of the Co-Sale Notice (the “Co-Sale Election Period”). Each Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto which the Investor wishes to sell, including the number of Shares it would sell if one or more other Investors do not elect to participate in the sale on the terms and conditions stated in the Offer Notice. Any Investor holding Preferred Stock shall be permitted to sell to the relevant Buyer in connection with any exercise of the Co-Sale Option, at its option, (i) shares of Common Stock acquired upon conversion of such Preferred Stock or (ii) shares of Preferred Stock giving effect to the relative preferences and value of the Preferred Stock and the Common Stock.

(c)                Allocation of Shares. Each Investor shall have the right to sell a portion of its Shares pursuant to the Transaction Offer which is equal to or less than the product obtained by multiplying the total number of Shares available for sale to the Buyer subject to the Transaction Offer by a fraction, the numerator of which is the total number of Shares owned by such Investor and the denominator of which is the total number of Shares held by all Investors and the Transferring Stockholder, in each case as of the date of the Offer Notice, subject to increase as hereinafter provided. In the event any Investor does not elect to sell the full amount of such Shares which such Investor is entitled to sell pursuant to this Section 3.5, then any Investors who have elected to sell Shares shall have the right to sell, on a pro-rata basis (based on the number of Shares held by each such Investor) with any other Investors who have delivered a Co-Sale Acceptance Notice and up to the maximum number of Shares stated in each such Investor’s Co-Sale Acceptance Notice, any Shares not elected to be sold by such Investor.

(d)                Co-Sale Closing. Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferring Stockholder shall promptly notify each participating Investor of the number of Shares held by such Investor that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the later of (i) thirty (30) calendar days after the end of the Co-Sale Election Period and (ii) the satisfaction of any governmental approval or filing requirements, if any. Each participating Investor may effect its participation in any Transaction Offer hereunder by delivery to the Buyer, or to the Transferring Stockholder for delivery to the Buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto. At the time of consummation of the Transaction Offer, the Buyer shall remit directly to each participating Investor that portion of the sale proceeds to which the participating Investor is entitled by reason of its participation with respect thereto. No Shares may be purchased by the Buyer from the Transferring Stockholder unless the Buyer simultaneously purchases from the participating Investors all of the Shares that they have elected to sell pursuant to this Section 3.5.

(e)                Liability of Investors. Each participating Investor shall be liable to the Buyer only to same extent as the Transferring Stockholder with respect to representations and warranties regarding the Company or its business, on a several basis for each such participating Investor’s pro rata portion, provided that each such Investor’s liability with respect to such representations and warranties shall not exceed the value of the proceeds received by such Investor upon the consummation of the Transaction Offer.

(f)                 Sale to Third Party. Any Shares held by a Transferring Stockholder that are the subject of the Transaction Offer and that the Transferring Stockholder desires to Transfer following compliance with this Section 3.5, may be sold to the Buyer only during the period specified in Section 3.4(f) and only on terms no more favorable to the Transferring Stockholder than those contained in the Offer Notice. Promptly after such Transfer, the Transferring Stockholder shall notify the Company, which in turn shall promptly notify all the Investors, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Majority Interest. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were an Other Stockholder. In the event that the Transaction Offer is not consummated within the period required by this Section 3.5 or the Buyer fails timely to remit to each participating Investor its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Stockholder sends a new Offer Notice and once again complies with the provisions of Sections 3.4 and 3.5 with respect to such Transaction Offer.

Section 3.6                       Contemporaneous Transfers. If two or more Other Stockholders propose concurrent Transfers that are subject to this Article III, then the relevant provisions of Sections 3.4 and 3.5, as applicable, shall apply separately to each such proposed Transfer.

Section 3.7                       Assignment. Subject to Section 8.11 hereof, each Investor shall have the right to assign its rights hereunder to any Transferee of such Investor’s Shares, and shall further have the right to assign and transfer such Investor’s right to accept any particular Transaction Offer, and any such Transferee shall be deemed within the definition of an “Investor” for purposes of this Article III.

Section 3.8                      Effect of Prohibited Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its Stockholders for any purpose.

ARTICLE IV - RIGHTS TO PURCHASE

The following provisions of this Article IV shall terminate immediately upon, and shall not apply with respect to, a QPO.

Section 4.1                       Right to Participate in Certain Sales of Additional Securities. The Company agrees that it will not sell or issue: (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company, unless the Company first submits a written notice to each Investor identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Investor the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over allotment if some Investors do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties. The Company’s offer pursuant to this Section 4.1 shall remain open and irrevocable for a period of twenty (20) days following receipt by the Investors of such written notice (the “Right of First Offer Period”).

Section 4.2                      Investor Acceptance. Each Investor may elect to purchase the securities so offered by giving written notice thereof to the Company within the Right of First Offer Period, including in such written notice the maximum number of shares of capital stock or other securities of the Company that the Investor wishes to purchase, including the number of such shares it would purchase if one or more other Investors do not elect to purchase their respective Pro Rata Allotments.

Section 4.3                       Calculation of Pro Rata Allotment. Each Investor’s “Pro Rata Allotment” of such securities shall be based on the ratio which the number of Shares owned by such Investor bears to all of the issued and outstanding Shares as of the date of such written offer. If one or more Investors do not elect to purchase their respective Pro Rata Allotment, each of the electing Investors may purchase such shares on a pro rata basis, based upon the relative holdings of Shares of each of the electing Investors in the case of over subscription.

Section 4.4                       Sale to Third Party. Any securities so offered that are not purchased by the Investors pursuant to the offer set forth in Section 4.1 above, may be sold by the Company, but only on terms and conditions not more favorable than those set forth in the notice to Investors, at any time within sixty (60) calendar days following the termination of the Right of First Offer Period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or on any terms after the expiration of such 60 day period without renewed compliance with this Article IV.

Section 4.5                       Subsequent Sale. Notwithstanding anything to the contrary in this Article IV, the Company shall be permitted, with the prior written consent of a Majority Interest, to issue any securities without complying with the provisions of this Article IV so long as (i) the Company gives prompt written notice to the Investors, which notice shall describe in reasonable detail the securities being issued and the issue price thereof and (ii) the Company takes all steps reasonably necessary to enable such Investors to effectively exercise their respective rights under this Article IV as promptly as reasonably practicable after such issuance on the terms specified herein and in a manner that affords each such Investor electing to exercise such rights all of the rights and benefits it would have received if each such Investor had purchased such securities contemporaneously with such issuance.

Section 4.6                       Exceptions to Pre-emptive Rights. Notwithstanding the foregoing, the right to purchase granted under this Article IV shall be inapplicable with respect to Excluded Shares (as defined herein) and any other Shares with respect to which the holder thereof waives in writing (or is deemed to have waived pursuant to Section 8.3) its rights pursuant to this Article IV. “Excluded Shares” shall mean (i) shares of Common Stock upon conversion of shares of Preferred Stock, (ii) shares of Common Stock or options therefor to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board of Directors and issued pursuant to any equity incentive plans approved by the Board of Directors, (iii) as part of the consideration payable in the acquisition of another entity by the Company by merger, purchase of all or substantially all of the assets of such entity, stock purchase or other reorganization of such entity, in each case as authorized by the Board of Directors and the Majority Interest, (iv) to a bank or other financial institution (not to exceed two percent (2%) of all outstanding securities) to secure a lending or equipment leasing transaction, in each case as authorized by the Board of Directors and the Majority Interest, and (v) to a business partner, government laboratory or university to advance strategic business objectives, as authorized by the Board of Directors and the Majority Interest.

Section 4.7                       Assignment of Rights. Subject to Section 8.11 hereof, each Investor shall have the right to assign its rights under this Article IV to any Transferee of such Investor’s Shares, and shall further have the right to assign and transfer such Investor’s right to accept any particular offer under Section 4.1 hereof, and any such Transferee shall be deemed within the definition of an “Investor” for purposes of this Article IV.

ARTICLE V - RIGHTS TO SELL

The following provisions of this Article V shall terminate immediately upon, and shall not apply with respect to, a QPO.

Section 5.1                      Drag Along Rights. In the event that (i) the holders of a Majority Interest (the “Selling Investors”) and (ii) the Board of Directors approves in writing a Sale Event (as defined below) meeting the requirements set forth in Section 5.2, then each Stockholder hereby agrees to the following (provided, however, that in the event the Majority Interest includes any Investors or their majority-controlled or controlling Affiliates that will be the buyer(s) pursuant to such Sale Event (the “Buyer Investors”), then the approval of Investors holding a majority of the outstanding shares of Preferred Stock not held by the Buyer Investors and their Affiliates shall also be required):

(a)                if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale Event (together with any related amendment to the Charter required in order to implement such Sale Event) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale Event;

(b)                if such transaction is a Stock Sale (as defined below), sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, on the same terms and conditions as the Selling Investors;

(c)                to execute and deliver all related documentation and take such other action in support of the Sale Event as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Article V, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)                not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale Event;

(e)                to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale Event; and

(f)                 if the consideration to be paid in exchange for the Shares pursuant to this Article V includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

For purposes of this Agreement, a “Sale Event” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”), or (b) a transaction that is or could be treated as a Liquidation Event (as defined in the Charter).

Section 5.2                      Conditions. The obligations of the Stockholders pursuant to this Article V are subject to the satisfaction of the following conditions:

(a)                upon the consummation of the Sale Event, each Stockholder shall receive the same proportion of the aggregate consideration from such Sale Event that such Stockholder would have received if such aggregate consideration had been distributed by the Company in a Liquidation Event (as defined in the Charter) pursuant to, and in accordance with, the rights and preferences set forth in Article IV, Section A.4 of the Charter as in effect immediately prior to such Sale Event (giving effect to applicable orders of priority);

(b)                if any Stockholders of a class or series are given an option as to the form and amount of consideration to be received, all Stockholders of such class or series will be given the same option, provided, however, that nothing in this Subsection 5.2(b) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders and the Company shall in no way be obligated to issue any equity to any investors who are not “accredited investors” as defined in Regulation D promulgated under the Securities Act;

(c)                each holder of each class and series of the Company’s stock will receive the same form of consideration for their shares of such class and series as is received by other holders in respect of their shares of such same class and series of stock, each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series;

(d)                any representations and warranties to be made by such Stockholder in connection with the Sale Event are limited to representations and warranties as to the Stockholder, and not as to the Company, including, but not limited to, representations related to authority, ownership of the capital stock or options, warrants or similar rights to acquire capital stock of the Company (“Stock Equivalents”) held by such Stockholder and the ability to convey title to such capital stock and Stock Equivalents;

(e)                the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Sale Event, other than the Company;

(f)                 the liability for indemnification, if any, of such Stockholder in the Sale Event and for the inaccuracy of any representations and warranties made by the Company in connection with such Sale Event, is either (i) several and not joint with any other person, and is pro rata in proportion to the amount received by the Stockholders in the Sale Event (which may take into account the applicable orders of priority for distribution of funds); (ii) limited to funds contributed to an escrow in proportion to the amount received by the Stockholders in the Sale Event (which may take into account the applicable orders of priority for distribution of funds); or (iii) any combination of the above;

(g)                liability shall be limited to the amount of consideration actually paid to such Stockholder in connection with such Sale Event, except with respect to (i) representations and warranties of such Stockholder as to such Stockholder, and not as to the Company, including representations and warranties related to authority, ownership of the capital stock and Stock Equivalents held by such Stockholder and the ability to convey title to such capital stock and Stock Equivalents; (ii) any covenants made by such Stockholder with respect to confidentiality or voting related to the Sale Event; or (iii) claims related to fraud or willful breach by such Stockholder, the liability for which need not be limited; and

(h)                if some or all of the consideration received in connection with the Sale Event is other than cash, then the valuation of such assets shall be deemed to have a dollar value equal to the fair market value of such assets as determined in good faith by the Board of Directors. The determination of fair market value shall be final and binding on all parties.

ARTICLE VI -BOARD OF DIRECTORS

The provisions of this Article VI shall terminate immediately upon the closing of a QPO.

Section 6.1                       Board Composition. Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), in connection with the election of Directors and to take such other actions as are necessary so as to, subject to this Section 6.1, fix the number of Directors at seven (7) and to elect and continue in office as Directors the following:

(a)                For so long as ARCH holds any Shares, one (1) Person (the “ARCH Nominee”) nominated by ARCH, which ARCH Nominee shall initially be Keith Crandell;

(b)                For so long as Razor’s Edge holds any Shares, one (1) Person (the “Razor’s Edge Nominee”) nominated by Razor’s Edge, which Razor’s Edge Nominee shall initially be Mark Spoto;

(c)                For so long as Northpond holds any Shares, one (1) Person (the “Northpond Nominee,” and, collectively with the ARCH Nominee and the Razor’s Edge Nominee, the “Preferred Directors”) nominated by Northpond, which Northpond Nominee shall initially be Sharon Kedar;

(d)                One (1) Person (the “Founder Nominee”) nominated by the Founders holding a majority of vested shares of Common Stock held by the Founders voting together as a single class, which Founder Nominee shall initially be J. Michael Ramsey;

(e)                One (1) Person (the “Founder Independent Nominee”), who shall be an outside independent director with industry expertise, to be nominated by the Founders holding a majority of vested shares of Common Stock held by the Founders and agreed upon by a majority of the other Directors, including all the Preferred Directors, which Founder Independent Nominee shall initially be Kevin Hrusovsky;

(f)                 One (1) Person (the “Preferred Independent Nominee”, collectively with the Founder Independent Nominee, the “Independent Nominees”), who shall be an outside independent director with industry expertise, to be nominated by the holders of a majority of shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, and agreed upon by a majority of the other Directors, including all the Preferred Directors, which Preferred Independent Nominee shall initially be Nicolas Barthelemy; and

(g)                The chief executive officer of the Company then-in-office, who shall initially be Kevin Knopp (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the chief executive officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former chief executive officer of the Company from the Board of Directors if such person has not resigned as a member of the Board of Directors; and (ii) to elect such person’s replacement as chief executive officer of the Company as the new CEO Director.

Section 6.2                       Removal; Vacancies. Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), for the removal of any Director upon the request of the Persons then entitled to nominate such Director as set forth in Section 6.1 above, and for the election to the Board of Directors of a substitute designated by such Person in accordance with the provisions hereof. Each Stockholder further agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control) in such manner as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors occurring for any reason shall be filled only in accordance with the provisions of this Article VI.

Section 6.3                       Committees of the Board. The Company shall use reasonable best efforts to establish (a) a Compensation Committee of the Board of Directors (which shall be charged with the exclusive authority over (i) all equity compensation plans, including the issuance of options and stock awards; and (ii) all non-equity compensation (including salary, bonuses and other items) for all officers (director-level and above) and for all employees with base salaries greater than $175,000 per year), (b) an Audit Committee of the Board of Directors (which shall be charged with the approval of the annual budget, all non-budgeted capital expenditures, oversight of the integrity of the Company’s financial statements and monitoring of the Company’s accounting practices and reporting) and (c) such other committees as the Board of Directors shall deem necessary or convenient from time to time. The Compensation Committee and the Audit Committee shall each be composed of three non-management directors, unless the Board of Directors (including at least two of the Preferred Directors) shall consent otherwise. Except to the extent otherwise required by applicable law or regulation, or as otherwise agreed in writing by the applicable nominee, the ARCH Nominee and the Northpond nominee, at his or her sole discretion, may be a member of each committee of the Board of Directors, including the Audit Committee and the Compensation Committee.

Section 6.4                      Assignment. Each Stockholder agrees, as a condition to any Transfer of his, her or its Shares, to cause the Transferee to become a party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement to the same extent as the transferring Stockholder in connection with its ownership of the Shares Transferred.

Section 6.5                      Compensation of Directors. The Company shall promptly reimburse in full each Director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any Committee thereof. After an initial public offering of the Company’s capital stock, the Company shall pay or provide to any director of the Company who is nominated by the Investors, fees, options and other compensation in amounts at least equal to the fees, options or other compensation paid to all other non-management directors of the Company.

Section 6.6                      Board of Directors Meetings. The Company shall use its reasonable best efforts to ensure that meetings of its Board of Directors are held monthly for the first year from the date hereof and at least once every 60 days thereafter.

Section 6.7                      Directors’ and Officers’ Insurance. The Company shall, as promptly as practicable following the date hereof, obtain and maintain directors’ and officers’ liability insurance coverage of at least $3,000,000 per occurrence (or such greater amount determined by the Board of Directors and acceptable to all the Preferred Directors) on terms satisfactory to the majority of the Board of Directors (such majority to include all the Preferred Directors), covering, among other things, violations of federal or state securities laws. The Company shall use its reasonable best efforts prior to any initial public offering of the Company’s capital stock to increase its directors’ and officers’ liability insurance to at least $10,000,000 per occurrence, including coverage of claims under the Securities Act and the Exchange Act.

Section 6.8                       Board of Directors Observation Rights. For so long as each (or an Affiliate) holds 750,000 Shares, the Company shall allow each of the Founders and one representative of each of ARCH, Razor’s Edge, Schlumberger, UTEC, SAEV, TAO Invest, Cormorant and Northpond to attend and participate in all meetings and other business activities of the Board of Directors and all committees thereof in a nonvoting capacity (each observer appointed pursuant to this Agreement or pursuant to any management rights letter issued by the Company on the date hereof, an “Observer”, and collectively, the “Observers”). The Company shall (i) give the Observers notice of all such meetings, at the same time as such notice is furnished to the members of the Board of Directors, (ii) provide to each Observer all notices, documents and information furnished to the Board of Directors at the same time and by the same means, to the extent reasonably practicable under the circumstances, so provided, (iii) notify each Observer and permit each Observer to participate by telephone in emergency meetings of such Board of Directors and all committees thereof, (iv) provide each Observer copies of the minutes of all such meetings at the time such minutes are furnished to the Board of Directors; provided, however, that such Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, shall have the right to withhold such materials or exclude any or all Observers from all or part of any meeting of the Board of Directors.

Section 6.9                       No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

Section 6.10                     Confidentiality. Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement or the Registration Rights Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6.11 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Stockholder by a third party without, to such Stockholder’s knowledge, a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Shares from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Agreement pursuant to Section 3 herein; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

Section 6.11                     No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the Disqualification Events is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (a) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (b) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

ARTICLE VII - COVENANTS OF THE COMPANY

The Company covenants and agrees with each of the Stockholders that:

Section 7.1                      Financial Statements, Reports, Etc. At the request of an Investor, the Company shall furnish to each such Investor the following reports:

(a)                Annual Financial Statements. Within one hundred eighty (180) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, capitalization table, cash flows and comparisons against the applicable Budget (as defined below) for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

(b)                Quarterly Financial Statements. Within thirty (30) days after the end of each quarter in each fiscal year (for the avoidance of doubt, including, without limitation, the fourth quarter of each fiscal year), a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, capitalization table, cash flows and comparisons against the applicable Budget, unaudited but prepared in accordance with generally accepted accounting principles, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows and comparisons to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

(c)                Monthly Financial Statements. Within thirty (30) days after the end of each month in each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, capitalization table, cash flows and comparisons against the applicable Budget, unaudited but prepared in accordance with generally accepted accounting principles, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders’ equity and cash flows and comparisons to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

(d)                Budget. No later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year (the “Budget”), all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(e)                Accountant’s Letters. Promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

(f)                 Notices. Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any; and

(g)                Other Information. Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Investor reasonably may request. The Company shall provide full disclosure to the Board of Directors of any discussions related to a potential Sale Event and/or the sale or licensing of any material assets, intellectual property, or marketing rights of the Company, and of any adverse developments.

Section 7.2                      Corporate Existence. The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence.

Section 7.3                       Properties, Business Insurance. The Company shall obtain and maintain and cause each of its subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

Section 7.4                     Key Person Insurance. Unless otherwise determined by the Board of Directors, the Company shall obtain, as soon as reasonably practicable following the date hereof, “key person” term life insurance policies of at least $500,000 on each of the lives of Kevin Knopp and Christopher Brown, which each shall name the Company as beneficiary. The Company will use its best efforts to maintain in effect such “key person” term life insurance policies.

Section 7.5                      Inspection, Consultation and Advice. The Company shall permit and cause each of its subsidiaries, if any, to permit each Investor and such persons as each Investor may designate, at such Investor’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable advance notice during normal business hours and provided that such Investor or designee has executed a confidentiality agreement in substance and form reasonably acceptable to the Company; provided, however, that the Company shall not be obligated pursuant to this Section 7.5 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

Section 7.6                       By-laws. The Company shall at all times cause its By-laws to provide that unless otherwise required by the laws of the State of Delaware, any one director shall have the right to call a meeting of the Board of Directors. The Company shall at all times maintain provisions in its By-laws indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

Section 7.7                       Employee Agreements. The Company shall obtain, and shall cause its subsidiaries, if any, to obtain, a proprietary information and inventions agreement from all future officers and employees and any consultants who will have access to confidential information of the Company or any of its subsidiaries, upon their employment by the Company or any of its subsidiaries. The Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the Proprietary Information and Inventions Agreements, now or in the future in effect, without the approval of the Board of Directors, including at least two of the Preferred Directors.

Section 7.8                       Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement or any other Transaction Document.

Section 7.9                           Compliance with Laws. The Company shall comply, and cause each subsidiary, if any, to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

Section 7.10                        Keeping of Records and Books of Account. The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 7.11                        Prohibited Actions. Without the prior written consent of the Board of Directors, including at least two Preferred Directors, the Company shall not:

(a)                make, or permit any subsidiary, if any, to make, any material change in the nature of its business as of the date hereof;

(b)                establish or invest in any subsidiary of the Company or joint venture, other than a wholly-owned subsidiary of the Company;

(c)                incur capital expenditures in excess of $250,000 in the aggregate that are not included in the Budget for the applicable fiscal year;

(d)                grant any Stock Equivalents containing accelerated vesting provisions upon (i) the occurrence of a Sale Event or (ii) termination of employment, consultancy or similar arrangement by the Company;

(e)                adopt any new or amend any existing stock plan (including, without limitation, the Equity Incentive Plan), employee stock ownership plan or phantom stock or similar plan to increase the aggregate number of shares reserved under such plans;

(f)                 enter into an exclusive license of the Company’s intellectual property, other than an exclusive license granted in connection with a reseller or distribution agreement;

(g)                enter into or makes the Company a party to any transaction with any officer, member of the Board of Directors, or employee (or any “associate” of the foregoing as defined in Rule 12b-2 promulgated under the Exchange Act), other than (i) standard indemnification and/or inventions and nondisclosure agreements entered into in connection with their service as officers or directors of the Corporation, or (ii) pursuant to the Corporation’s benefit plans and travel and expense policies in effect from time to time;

(h)                make any loan or advance to, or own any stock or other securities of, or guarantee, directly or indirectly, any indebtedness of, any subsidiary or other corporation, partnership or other entity;

(i)                 make any loan or advance to any person, including any employee or member of the Board of Directors, except advances and similar expenditures in the ordinary course of business or under the terms of the Equity Incentive Plan or other employee stock or option plan approved by the Board of Directors;

(j)                 make any investment inconsistent with any investment policy approved by the Board; or

(k)                enter into any agreement to do any of the foregoing.

Section 7.12                         Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cooperate with any request for information from any Investor regarding whether such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code, and the Company shall use commercially reasonable efforts to assist such Investor with completing any documents necessary for such determination. The Company’s obligation to furnish any requested information pursuant to this Section 7.12 shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market. Notwithstanding the foregoing, in no event shall a Sale Event be unreasonably deferred due to an Investor's pursuit of capital gains treatment pursuant to Section 1202 of the Code.

Section 7.13                         Lock-Up Agreements. The Company will obtain agreements in writing from each holder of stock or options of the Company, as a condition to any issuance of stock or grant of options, agreeing not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of stock without the consent of the Company’s underwriters, in connection with any public offering of the Company’s capital stock, consistent with the provisions of Section 12 of that certain Registration Rights Agreement by and among the Company and the Investors.

Section 7.14                        Affiliated Transactions. All transactions by and between the Company and any officer, employee, director or stockholder of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director or stockholder shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by the Board of Directors, including at least two of the Preferred Directors (or, if such transaction is between the Company and a Preferred Director or its Affiliates, the other Preferred Directors).

Section 7.15                         Management Compensation. Any grants of capital stock or options to employees, officers, directors or consultants of the Company shall be made pursuant to the Equity Incentive Plan, and conditioned upon the grantee agreeing to be bound by the terms of an option and/or stock agreement containing first refusal rights of the Company with respect to the transfer of such stock or options and such other provisions as are approved or requested by the Board of Directors, including at least two of the Preferred Directors.

Section 7.16                         Financings. The Company will promptly provide to the Investors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any possible financing of any nature for the Company, whether initiated by the Company or any other person or entity.

Section 7.17                         Key Events. The Company shall provide to the Investors the details and terms of any potential Sale Event, sale or licensing of any material assets, intellectual property or marketing rights of the Company, or any adverse developments, as promptly as possible after such event or events.

Section 7.18                         Non-Solicitation. The Company shall not solicit for employment any consultants or advisors introduced to the Company by ARCH, Schlumberger, UTEC, SAEV, Razor’s Edge or Northpond on or after the date hereof without the written consent of the applicable party who made such introductions.

Section 7.19                         Indemnification.

(a)                Without limitation of any other provision of this Agreement or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold each Investor, its respective Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Investor Indemnified Parties” and, individually, an “Investor Indemnified Party”) harmless from and against any and all damages, liabilities, losses, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Investor Indemnified Party (“Losses”), based upon, arising out of, or by reason of any third party or governmental claims relating in any way to such Investor Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Investor Indemnified Party’s involvement with the Company to the extent, and solely to the extent, that such Losses are based upon, arise out of or are otherwise reasonably related to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by or on behalf of or through the Company or any of its subsidiaries (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such Losses arise from and are based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Investor Indemnified Party, or (B) conduct by such Investor Indemnified Party which constitutes fraud or willful misconduct.

(b)                If the indemnification provided for in Section 7.19(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(c)                Each of the Company and the Investors agrees that it would not be just and equitable if contribution pursuant to Section 7.19(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

Section 7.20                        Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s By-laws, the Charter, this Agreement or elsewhere, as the case may be.

Section 7.21                        Employee Stock Vesting. Unless otherwise approved by the Board of Directors, including at least two of the Preferred Directors, all employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months. In addition, unless otherwise approved by the Board of Directors, including at least two of the Preferred Directors, the Company or its assignee shall retain a “right of first refusal” on employee transfers until the Company’s QPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock and stock issued as a result of early exercised options.

Section 7.22                        Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

Section 7.23                        Term. Except as provided below, the covenants set forth in this Article VII shall terminate upon the closing of a QPO. Notwithstanding the foregoing, the covenants set forth in Section 7.6 hereof shall continue for so long as any ARCH Nominee, Razor’s Edge Nominee or Northpond Nominee is a member of the Board of Directors, and the covenants set forth in Sections 7.19 and 7.20 shall continue for so long as any Investor holds any Shares or until the expiration of the applicable statute of limitations, if later.

Section 7.24                        Tax Reporting. The Company will use commercially reasonable efforts to comply with any obligation imposed on the Company to make any required U.S. Federal Income Tax filing (including any filing on the Internal Revenue Service Form 5471) as a result of any interest that the Company holds in a non-U.S. Person or any activities that the Company conducts outside of the U.S. and shall use commercially reasonable efforts to include in such filing any information necessary to obviate (to the extent reasonably practicable) any similar obligation to which any shareholder would otherwise be subject with respect to such interest or such activity. The Company shall promptly provide each Investor with a copy of any such filing upon request.

Section 7.25                        Export Compliance. The Company shall: (a) prepare and file all required filings with the U.S. Commerce Department and/or the U.S. Department of State necessary in order to be, or become, compliant with United States export regulations and (b) prepare and file all required filings with the appropriate governmental entity to be, or become, compliant with the export regulations of any jurisdiction from which the Company’s products were or are licensed, shipped or distributed.

ARTICLE VIII -MISCELLANEOUS PROVISIONS

Section 8.1                           Survival of Covenants. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

Section 8.2                           Legend on Securities. The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the Stockholders:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

The foregoing legend shall be removed from the certificates representing any Shares, upon the termination of this Agreement.

Section 8.3                           Amendment and Waiver; Actions of the Board of Directors. Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company, (ii) a majority-in-interest of the Other Stockholders (based upon the number of Shares held by each Other Stockholder), and (iii) a Majority Interest. Notwithstanding the foregoing: (a) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Other Stockholder without the written consent of such Investor or Other Stockholder unless such amendment, termination or waiver applies to all Investors or Other Stockholders, as the case may be, in the same fashion; (b) the consent of the Other Stockholders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Other Stockholders hereunder or (B) does not adversely affect the rights of the Other Stockholders in a manner that is different than the effect on the rights of the other parties hereto; (c) Subsections 6.1(a), 6.1(b) and 6.1(c) of this Agreement shall not be amended or waived without the prior written consent of ARCH, Razor’s Edge or Northpond, respectively; (d) Section 5.2 of this Agreement shall not be amended or waived in any way which would adversely affect the rights of the holders of Series E Preferred Stock hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the holders of the other series of Preferred Stock; (e) Section 6.8 of the Agreement shall not be amended or waived in a manner adverse to Northpond without the prior written consent of Northpond and (f) Section 6.1(f) of the Agreement shall not be amended or waived without the prior written consent of the holders of a majority of shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class. Any consent or waiver given as provided in this Section 8.3 shall be binding on all Stockholders.

Section 8.4                           Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, email, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed, which if to the Company, shall be at 908 Devices Inc., 645 Summer Street, Boston, MA 02210, Phone: (978) 729-4478, Email: kjknopp@908devices.com, Attn: Kevin Knopp, with a copy to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA, 02210 Facsimile: (617) 801-8610, Email: mmacenka@goodwinlaw.com, Attn: Mark J. Macenka, and if to Northpond, at the address set forth below Northpond’s signature hereto, with a mandatory copy (which shall not constitute notice) to Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199, Facsimile: 617-235-0375, Email: Joel.Freedman@ropesgray.com, Attn:Joel Freedman, and if to any Investor or Other Stockholder except Northpond, at the addresses set forth below such party’s signature hereto, with a mandatory copy (which shall not constitute notice) to Morrison & Foerster LLP, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116, Facsimile: 617-830-0142, Email: ori@mofo.com, Attn: Ori Solomon (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier.

Section 8.5                           Headings. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

Section 8.6                           Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, votes regarding any Sale Event pursuant to Article V hereof, election of Persons as members of the Board of Directors in accordance with Article VI hereof and votes to increase authorized shares pursuant to Section 7.22 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of Persons as members of the Board of Directors determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Section 7.22 and Article V, respectively, of this Agreement or to take any action necessary to effect Section 7.22 and Article V, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to the terms of this Agreement. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

Section 8.7                           Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 8.8                           Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. By executing this Agreement, the undersigned Investors who are also parties to the Prior Agreement, representing a Supermajority Interest (as defined in the Prior Agreement) and a majority-in-interest of the Other Stockholders (based upon the number of Shares held by each Other Stockholder), hereby amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

Section 8.9                           Adjustments. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

Section 8.10                        Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of law).

Section 8.11                        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor. The rights of the Investors hereunder shall be assignable to Transferees of their Shares as contemplated herein. This Agreement may not be assigned by any Other Stockholder except as provided herein without the prior written consent of the Company and a Majority Interest, and without such prior written consent any attempted Transfer shall be null and void.

Section 8.12                        Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the State of Delaware or the United States District Court for the District of Delaware; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.13                        Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

THE COMPANY:

908 DEVICES INC.

	By:	/s/ Kevin Knopp
Name: Kevin Knopp
Title: President

[Signature Page to Stockholders Agreement]

OTHER STOCKHOLDERS:

/s/ Christopher David Brown
Christopher David Brown

/s/ Kevin Hrusovsky
Kevin Hrusovsky

/s/ J. Michael Ramsey
J. Michael Ramsey

/s/ Roswitha S. Ramsey
Roswitha S. Ramsey

[Signature Page to Stockholders Agreement]

INVESTORS:

NORTHPOND VENTURES, LP

By: Northpond Ventures GP, its general partner

By:
Name
Title:

[Signature Page to Stockholders Agreement]

INVESTORS:
TAO INVEST III LLC

	By:	/s/ Nicholas J. Pritzker
Name: Nicholas J. Pritzker
Title: Chairman

INVESTORS:
TAO INVEST LLC

	By:	/s/ Nicholas J. Pritzker
Name: Nicholas J. Pritzker
Title: Chairman

[Signature Page to Stockholders Agreement]

INVESTORS:

ARCH VENTURE FUND VII, L.P.

	By:	ARCH Venture Partners VII, L.P.,
its General Partner

	By:	ARCH Venture Partners VII, LLC,
its General Partner

	By:	/s/ Keith Crandell
Name: Keith Crandell
Title: Managing Director

[Signature Page to Stockholders Agreement]

INVESTORS:

RAZOR’S EDGE FUND, LP

By: Razor’s Edge Ventures, LLC, its General Partner

	By:	/s/ Mark Spoto
Name: Mark Spoto
Title: Managing Director

RE SIDECAR 4, LLC

	By:	/s/ Mark Spoto
Name: Mark Spoto
Title: Managing Director

YODABYTE INVESTMENTS, LLC

	By:	/s/ Mark Spoto
Name: Mark Spoto
Title: Managing Director

[Signature Page to Stockholders Agreement]

INVESTORS:

SCHLUMBERGER TECHNOLOGY CORPORATION

	By:	/s/ Tim Henry
Name: Tim Henry
Title: Treasurer

[Signature Page to Stockholders Agreement]

INVESTORS:

SAEV Guernsey Holdings Limited

	By:	/s/ Majid Mufti
Name: Majid Mufti
Title: Chief Executive Officer

INVESTORS:	/s/ Kevin J. Knopp
Kevin J. Knopp
	Address:	91 Thorndike Street
Brookline, MA 02446

[Signature Page to Stockholders Agreement]

INVESTORS:
/s/ E. Kevin Hrusovsky
E. Kevin Hrusovsky 2012 Irrevocable Trust
Trustee: Kevin Hrusovsky

[Signature Page to Stockholders Agreement]

INVESTORS:

CASDIN PARTNERS MASTER FUND LP

/s/ Eli Casdin
Name: Eli Casdin
Title:

[Signature Page to Stockholders Agreement]

INVESTORS:

The Barthelemy 2001 Trust

/s/ Nicolas Barthelemy
Name: Nicolas Barthelemy
Title:

[Signature Page to Stockholders Agreement]

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Fourth Amended and Restated Stockholders Agreement (the “Agreement”) dated as of April 11, 2019 by and among 908 Devices Inc. (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term [“Other Stockholder”/”Investor”] (as defined in the Agreement). The undersigned further confirms that the representations and warranties contained in Article II of the Agreement are true and correct as to the undersigned as of the date hereof. The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address:

Facsimile No.

[NAME OF UNDERSIGNED]

Schedule A

Other Stockholder
Steven P. Araiza
Andrew J. Bartfay-Szabo
Christopher David Brown
David Cruikshank
Michael J. Jobin
Scott Miller
Chris Petty
J. Michael Ramsey
Kevin Knopp

Investors
ARCH Venture Fund VII, L.P.
RE Sidecar 4, LLC
Razor’s Edge Fund, LP
Yodabyte Investments, LLC
Schlumberger Technology Corporation
UTEC 2 L.P.
David Walt
Kevin Knopp
Kevin Hrusovsky
Daryoosh Vakhshoori
Stephen Reeves
Jay Flatley
Doug Kahn
E. Kevin Hrusovsky 2012 Irrevocable Trust
SAEV Guernsey Holdings Limited
Martin Madaus GST Trust

Joseph H. Griffith IV
Exora Investments LLC c/u Perspecta Trust LLC
Woburn Abbey November 2011 Trust
Casdin Partners Master Fund LP
Cormorant Private Healthcare Fund I, LP
Cormorant Global Healthcare Master Fund, LP
CRMA SPV, L.P.
TAO Invest LLC
TAO Invest III LLC
TAO Invest IV LLC
Northpond Ventures, LP
The Barthelemy 2001 Trust
PEI Investments
Sands Capital